AMENDMENT NO. 7 TO ADMINISTRATION AGREEMENT

THIS AMENDMENT NO. 7 TO ADMINISTRATION AGREEMENT (this “Amendment”), made this 1st day of October, 2015 (the “Amendment Effective Date”), between RiverPark Funds Trust a statutory trust formed under the laws of the State of Delaware (the “Trust”), and SEI Investments Global Funds Services, a statutory trust formed under the laws of the State of Delaware (the “Administrator”).

WHEREAS:

1.	The parties hereto entered into an Administration Agreement, dated as of September 8, 2010, as amended (the “Agreement”), pursuant to which, among other things, the Administrator agreed to provide certain administration services on behalf of the Trust; and

2.	The parties hereto desire to further amend the Agreement on the terms and subject to the conditions provided herein.

NOW THEREFORE, in consideration of the premises, covenants, representations and warranties contained herein and intending to be legally bound hereby, the parties hereto agree as follows:

1.	Defined Terms. Except as specifically set forth herein, defined terms used herein shall have their respective meanings as set forth in the Agreement.

2.	Section 9.01 (Term and Renewal). Section 9.01 (Term and Renewal) of the Agreement is hereby deleted in its entirety and replaced as follows:

9.01	Term and Renewal. This Agreement shall become effective as of the Effective Date and shall remain in effect through and until September 30, 2016 (the “Initial Term”), and thereafter shall automatically renew for successive three year terms (each such period, a “Renewal Term”) unless terminated by any party giving written notice of non-renewal at least one hundred twenty days prior to the last day of the then current term to each other party hereto.

3.	Schedule III (Schedule of Fees). From and after the Amendment Effective Date, Schedule III (Schedule of Fees) is hereby deleted in its entirety and replaced with the Schedule III (Schedule of Fees) attached hereto and made a part herewith.

4.	Ratification of Agreement. Except as expressly amended and provided herein, all of the terms, conditions and provisions of the Agreement are hereby ratified and shall continue in full force and effect.

5.	Counterparts. This Amendment may be executed in two or more counterparts, all of which shall constitute one and the same instrument. Each such counterpart shall be deemed an original, and it shall not be necessary in making proof of this Amendment to produce or account for more than one such counterpart. This Amendment shall be deemed executed by each party when any one or more counterparts hereof or thereof, individually or taken together, bears the original, facsimile or scanned signatures of each of the parties.

6.	Binding Effect. This Amendment shall be binding upon, and shall inure to the benefit of the Administrator the Trust and each of their respective permitted successors and assigns.

7.	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania without giving effect to any conflict of laws or choice of laws rules or principles thereof. To the extent that the applicable laws of the Commonwealth of Pennsylvania, or any of the provisions of this Amendment, conflict with the applicable provisions of the 1940 Act, the Securities Act of 1933 or the Securities Exchange Act of 1934, the latter shall control.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Amendment as of the Amendment Effective Date.

ADMINISTRATOR:		TRUST:

SEI INVESTMENTS GLOBAL FUNDS SERVICES		RIVERPARK FUNDS TRUST

By:	/s/ John Alshefski	By:	/s/ Morty Schaja
Name:	John Alshefski	Name:	Morty Schaja
Title:	SVP	Title:	Chairman

SCHEDULE III

Schedule of Fees

Administration and Accounting Fee:

The following fees are due and payable monthly to Administrator pursuant to Section 8 of the Agreement. Each Portfolio will be charged its pro rata portion of the greater of the Asset Based Fee or the Annual Minimum Fee, in each case calculated in the manner set forth below.

Asset Based Fees: (calculated and assessed monthly in arrears based on aggregate net assets of the Trust):

Trust Assets	Basis Points
First $2 billion in aggregate net assets	6.0
Next $1.5 billion in aggregate net assets	5.0
Next $1.5 billion in aggregate net assets	4.0
Aggregate net assets in excess of $5 billion	3.5

Annual Minimum Fee (calculated and paid on a monthly basis):

Portfolios	Annual Minimum Fee
RiverPark Large Growth Fund
RiverPark/Wedgewood Fund
RiverPark Short Term High Yield Fund
RiverPark Long/Short Opportunity Fund
RiverPark Structural Alpha Fund
RiverPark Strategic Income Fund
RiverPark Focused Value Fund
$630,000*

*
In the event that one or more new Portfolios are added to or removed from this Agreement after the Amendment Effective Date, the Annual Minimum Fee shall be increased by $90,000 per new Portfolio added or removed after the first seven Portfolios, reduced by $90,000 for each Portfolio removed leaving at least seven Portfolios in the Trust, and reduced by $54,000 for each Portfolio removed leaving less than seven Portfolios in the Trust.

⁪Additional Classes:

•	$15,000 per annum per class for each class in excess of two per Portfolio

Expense Reimbursement:

All reasonable expenses incurred by the Administrator on behalf of a Portfolio will be billed to the applicable Portfolio quarterly in arrears as set forth in Section 7.02 of this Agreement.

Change of Terms:

This schedule is based upon regulatory requirements and Trust’s requirements as set forth in its Trust Materials as of the Effective Date. Any material change to any of the foregoing, including but not limited to, a material change in Trust’s assets or the investment objective of a Portfolio will constitute a material change to this Agreement. If such a change occurs, the Administrator agrees to review the change with representatives of Trust and provide information concerning the feasibility of implementing any additional or enhanced services and associated costs resulting from such change. The parties shall then in good faith agree to mutually agreeable terms applicable to such additional or enhanced service.

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